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                                 [LETTERHEAD]

September 9, 1999

Vinita Gupta
Chief Executive Officer
DLZ Corp.
217 Humboldt Court
Sunnyvale, CA 94089

Dear Vinita,

Comerica Bank-California ("Bank") is pleased to commit the following to DLZ Corp. ("Borrower").

FACILITY #1
TYPE/AMOUNT:        $4,000,000 revolving accounts receivable line of credit
                    including a within line facility for letters of credit up to $1,000,000.

PURPOSE:            For short term operating needs and for letters of credit.

ADVANCE: Including letters of credit the availability on the line of credit is the lesser of the commitment amount or 80% of eligible receivables plus $500,000. Ineligible accounts are contra, foreign not covered by a letter of credit acceptable to the Bank or credit insurance, affiliated, employee, consignment, C.O.D., over 90 day accounts, all accounts from companies which have more than 25% of its accounts over 90 days past due as well as account concentrations in excess of 20% of the total. Concentration and foreign receivables exceptions may be considered with approval by bank on a case by case basis. Foreign receivables may be up to $500,000 of the borrowing base. Foreign receivables to be insured within 90 days of funding. Bell Canada may be considered as an eligible receivable.

                    Borrower is keep a minimum of $2 million of availability reserve on the revolving line of credit borrowing base, which reserve will reduce by the disbursements made by Borrower for employees exercising stock options.

PRICING:            Prime rate plus 1%.
                    .375% p.a. up front commitment fee. ($15,000)

REPAYMENT:          Interest is to be paid monthly. Principal is limited to the borrowing base and is due at maturity.

EXPIRATION:         364 day facility from date of closing but not to exceed
                    September 30, 2000. Documentary and Standby Letters of
                    Credit are not to expire after the line expiration.


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SECURITY:           Perfected first security interest in accounts receivable,
                    inventory, unencumbered fixed assets and intellectual property. Borrower is not to allow a second lien to exist on any corporate asset.

GUARANTEE:          Partial guarantee covering all Bank debt of principal owner
                    (Vinita Gupta) of $2,000,000 to be released when Borrower meets the maximum 2.0 Total Liabilities to Tangible Net
                    Worth covenant and is in compliance with all other terms and conditions of the agreement.

FACILITY #2
TYPE/AMOUNT:        $7,000,000 term loan for the funding of the Management
                    Buyout of Digital Link Corporation.

PURPOSE: To finance repurchase of Borrower's shares or to refinance loans to repurchase Borrower's shares.

PRICING:            Prime rate plus 1.5%
                    1% up front fee on commitment amount ($70,000).

REPAYMENT:          a)   Advance is to be made upon the buyout and is to be
                         repaid in 48 equal monthly principal payments with interest added.

                    b) Cash Flow Recapture: Beginning with the quarter ending 12/31/99, recapture 25% of quarterly cash flow (NPAT+Depreciation+Amortization) within 45 days of quarter end, to be applied to principal reduction.

                    c) Additional Capital Recapture: 25% of the new subordinated debt or equity raised, at Bank's option.


SECURITY:           First lien position on all of Borrower's assets. Facility
                    #2 is to be cross collateralized and cross defaulted to Facility #1.

EXPENSES:           Reasonable out of pocket, legal, document preparation,
                    filing expenses etc. for all Bank facilities are for the account of the Borrower.

INSURANCE:          Borrower shall provide general liability and hazard
                    insurance in the amount of all Bank debt with the Bank named as loss payee.

SUBJECT TO:
*    Satisfactory Bank Accounts Receivable and Inventory audit of Digital
     Link Corporation.
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-    Satisfactory completion of Bank's Y2K Assessment
- Merger between Digital Link Corporation and DLZ Corp., the newly formed corporation by management to acquire Digital Link, has become effective.
-    Financial statement from the guarantor indicating sufficient liquidity
- Company prepared opening financial statement and compliance certificate indicating Borrower is in compliance with financial covenants
- Guptas are to put $2 million of subordinated debt into the merged company at closing.

OTHER CONDITIONS:
This credit facility will be governed by a loan agreement that will include but will not be limited to the following:

1)   Borrower is to maintain the following financial covenants at all times:
     a)   Minimum monthly quick ratio of 0.30; increasing to 0.50 at 9/30/00.
     b) Maximum monthly total liabilities to tangible net worth of 2.0 starting 9/30/00.
     c) Minimum monthly tangible net worth of $1 at closing, increase to $500,000 on 12/31/99 and $1,000,000 on 9/30/00 and thereafter; TNW to increase by 40% of quarterly net income after tax beginning 10/1/00, and 90% of any new equity or subordinated debt raised minus any capital recaptured. (The $2 million Gupta subordinated debt is to be subordinated on bank form in a manner satisfactory to Bank and will be counted as equity for Bank ratio calculation purposes).
     d) Maximum funded debt to EBITDA (rolling three quarters) of 3.0 till 9/30/00.
     e) Minimum cash flow (rolling three quarters) of 1.50. CF=(NPAT+Depreciation+Amortization/Current portion of long term debt (CPLTD))

2)   Borrower to provide Bank with:
     a)   Monthly financial statements within 30 days of month end.
     b) Annual unqualified CPA audited financial statements with 120 days of FYE.
     c) Monthly accounts receivable and payable agings within 15 days of month end.
     d)   Monthly borrowing base certificate within 15 days of month end.
     e)   Monthly covenant compliance certificate within 15 days of month end.
     f) Budgets, projections or other financial exhibits which Bank may reasonably request.

3)   Without Bank's prior written approval, Borrower will not:
     a) Pledge assets other than to the Bank except for purchase money (lease) transactions.
     b) Enter into any other direct borrowings, lend money (except for non-cash employee stock loans not to exceed $250,000) or enter into guarantees (except for Borrower's foreign subsidiaries which are not to exceed $500,000 on a cumulative basis).
     c)   Enter into any merger or acquisition.
     d)   Repurchase stock or declare or pay cash dividends.
     e) Make capital expenditures or finance equipment in excess of $2,500,000 per fiscal year.

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4)   Bank will have the right to audit the Borrower's financial records.  Audit costs are for the account of the Borrower.

5) Borrower is to provide evidence of full risk insurance covering all assets pledged to the Bank and loss payable endorsement naming Bank as loss payee.

6) There shall be a cross default provision between this credit and any existing or future credit arrangements.

7) Borrower is to reimburse bank for legal fees, document preparation, out of pocket costs, filing fees and reasonable expenses related are for the account of the Borrower.

8) Borrower is to maintain its primary depository accounts and treasury management services with the Bank.

9) Any Commitment by Bank will be subject to Borrower's demonstration to the satisfaction of Bank that Borrower has taken and is taking all necessary and appropriate steps to ensure the Borrower, its businesses, and its material customers, suppliers and vendors are year 2000 Compliant in a timely manner.

If the above commitment is acceptable please sign, date and return this commitment letter along with a good faith deposit of $10,000 by September 20, 1999 at which time this commitment will expire. The remainder of the commitment fees will be due at closing. We are pleased to offer these credit facilities and to assist Digital Link Corporation in its growth plans. We anticipate a long term relationship of providing financial solutions to you in the future.
If the commitment is accepted, it shall remain effective until December 15, 1999.

Sincerely,


/s/ Alan Jepsen
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Alan Jepsen
Vice President and Assistant Manager
Comerica Bank - California
High Technology Division

Agreed to and accepted by:


/s/ Naresh Kapahi
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Naresh Kapahi
Chief Financial Officer
Digital Link Corporation